Exhibit 99.1



         PRESS RELEASE: SiriCOMM Completes $2 Million Private Placement

JOPLIN, Mo., Feb. 18 /PRNewswire-FirstCall/ -- SiriCOMM, Inc. (OTC Bulletin
Board: SIRC), a nationwide broadband wireless software and network infrastructure solutions company for the commercial transportation industry and government market, today announced that it raised $2 million through a private placement conducted as a unit offering. Each unit consisted of one share of common stock and a warrant to purchase one additional share within three years. The Company exceeded its original goal of raising $1.5 million. The Company's Board of Directors approved oversubscribing the original offering up to $2 million.

"With the offering being oversubscribed, there is clear and growing confidence within the investment community in our business strategy. Now that we have completed this significant objective, we can focus our efforts on executing our business plan and on further establishing our market position," commented Hank Hoffman, President and Chief Executive Officer.

The proceeds secured by this and other financings will be used to build the company's nationwide network, to deploy its software, and as working capital for general operations.

About SiriCOMM

SiriCOMM provides nationwide broadband wireless software and network infrastructure solutions for the commercial transportation industry and government market. The Company has a vertically integrated technology platform incorporating both software applications and broadband network infrastructure and access. The vertical-specific, enterprise-grade software solutions are designed to help businesses of any size and the government to significantly increase profitability, reduce operating costs, improve productivity and operational efficiencies, enhance safety, and strengthen security. The Company's unique, commercial-grade private network solution is built for enterprises and integrates multiple technologies to enable an ultra high-speed, open-architecture wireless data network for its software applications and Internet access. The Company believes that its vertical-specific software, network technology, deep industry relationships, and low cost of operations represent significant value to the commercial transportation industry and the government market.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

SOURCE SiriCOMM, Inc.
/CONTACT: Jackie Seneker of SiriCOMM, Inc., +1-417-626-9971, or info@siricomm.com //Web site: http://www.siricomm.com /(SIRC)